Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES Responds to nyse CONTINUED LISTING STANDARD NOTICE

CHATTANOOGA, Tenn. (February 6, 2020) – CBL Properties (NYSE:CBL) today announced that it received notification from the New York Stock Exchange (NYSE) that as of February 5, 2020, the Company is no longer in compliance with NYSE continued listing criteria, which require listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.

The Company intends to pursue measures to cure the share price non-compliance.  These measures include a reverse stock split of the Company's common stock, subject to approval by the Company’s Board of Directors and stockholders, if such action is necessary to cure the share price non-compliance.

In accordance with NYSE rules, the Company has a period of six months from receipt of the notice to regain compliance with the NYSE’s minimum share price requirement. Under NYSE rules, the Company’s common stock will continue to be listed and trade on the NYSE during this period, subject to the Company’s compliance with other NYSE continued listing requirements.

Under NYSE rules, CBL can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, CBL’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period.

The NYSE notification has no impact on CBL operations or its Securities and Exchange Commission reporting requirements, and it does not cause an event of default under any of the Company’s material debt or other agreements.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 108 properties totaling 68.2 million square feet across 26 states, including 68 high‑quality enclosed, outlet and open-air retail centers and 9 properties managed for third parties. CBL seeks to continuously strengthens its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

CBL Properties  |  423.855.0001  |  cblproperties.com

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